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EXHIBIT 21

QUIXOTE CORPORATION & SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY
as of June 30, 2004

QUIXOTE CORPORATION (PARENT)	Jurisdiction Under Which Organized
Quixote Transportation Safety, Inc.	Delaware
TranSafe Corporation	Delaware
Nu-Metrics, Inc.	Pennsylvania
Highway Information Systems, Inc.	Delaware
TIS, Inc.	North Carolina
Surface Systems, Inc.	Missouri
Sensing Systems, Ltd.	United Kingdom
U.S. Traffic Corporation	Delaware
Quixote Transportation Safety Mexico S. de R.L. de C.V.	Mexico
Energy Absorption Systems, Inc.	Delaware
E-Tech Testing Services, Inc.	Delaware
Spin-Cast Plastics, Inc.	Indiana
Energy Absorption Systems (Europe), Inc.	Delaware
Quixote Transportation Safety (Asia Pacific) Pty Limited	Australia
Quixote Transportation Safety (Asia Pacific), Inc.	Delaware
Quixote Transportation Safety (Europe), Inc.	Delaware
Energy Absorption Systems (AL) LLC	Delaware
Peek Traffic Corporation	Delaware
Quixote Research Corporation*	Delaware
Quixote Foreign Sales Corporation	U.S. Virgin Islands

        Quixote Transportation Safety, Inc., Quixote Research Corporation* and Quixote Foreign Sales Corporation are wholly-owned by Quixote Corporation.

        TranSafe Corporation, National Signal, Inc., Surface Systems, Inc., U.S. Traffic Corporation, Peek Traffic Corporation and Energy Absorption Systems, Inc. are wholly-owned by Quixote Transportation Safety, Inc.

        All subsidiaries listed under TranSafe Corporation, Highway Information Systems, Inc., Surface Systems, Inc. and Energy Absorption Systems, Inc. are wholly-owned by those corporations.

*Quixote
Research Corporation changed its name to Quixote Traffic Corporation in September 2004.

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QUIXOTE CORPORATION & SUBSIDIARIES SUBSIDIARIES OF THE COMPANY as of June 30, 2004